================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 AMENDMENT NO. 1


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 24, 2000



                                FREEMARKETS, INC.
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                     000-27913                        04-3265483
  (State or Other Jurisdiction     (Commission File Number)  (I.R.S. Employer Identification No.)
of Incorporation or Organization)

            FREEMARKETS CENTER
             210 SIXTH AVENUE
              PITTSBURGH, PA                                            15222
(Address of Principal Executive Offices)                              (Zip Code)


                                 (412) 434-0500
              (Registrant's Telephone Number, Including Area Code)



================================================================================

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


(a) The following audited financial statements of iMark.com, Inc. are filed as part of this Current Report on Form 8-K, as amended by Form 8-K/A:

         Report of Independent Accountants.....................................3

         Balance Sheet as of December 31, 1999.................................4

         Statement of Operations for the period from January 28, 1999
              (inception) through December 31, 1999............................5

         Statement of Stockholders' Deficit for the period from
              January 28, 1999 (inception) through December 31, 1999...........6

         Statement of Cash Flows for the period from January 28, 1999
              (inception) through December 31, 1999............................7

         Notes to Financial Statements.........................................8


(b) The following unaudited pro forma condensed consolidated financial statements are filed as part of this Current Report on Form 8-K, as amended by Form 8-K/A:

         Introduction to Unaudited Pro Forma Financial Information............16

         Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
              December 31, 1999...............................................17

         Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet....18

         Unaudited Pro Forma Condensed Consolidated Statement of Operations
              for the year ended December 31, 1999............................19

         Notes to Unaudited Pro Forma Condensed Consolidated Statement of
              Operations......................................................20


(c) Exhibits.

           2.1 Agreement and Plan of Merger, dated as of March 14, 2000, by and among FreeMarkets, Inc., EMark Acquisition Corporation and iMark.com, Inc. (previously filed)

           23.1   Consent of PricewaterhouseCoopers LLP

           99.1   Press Release dated March 15, 2000 (previously filed)

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of iMark.com, Inc.:

     In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of iMark.com, Inc. (a development stage company) at December 31, 1999, and the results of its operations and its cash flows for the period from January 28, 1999 (inception) through December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP


Pittsburgh, Pennsylvania
April 5, 2000

                                 IMARK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET

                                DECEMBER 31, 1999

ASSETS
Current assets:
   Cash and cash equivalents                                                         $ 3,693,294
   Accounts receivable                                                                     1,538
   Other current assets                                                                  582,033
                                                                                     -----------

     Total current assets                                                              4,276,865

Property and equipment, net                                                            1,126,858
Other assets, net                                                                         50,429
                                                                                     -----------

     Total assets                                                                    $ 5,454,152
                                                                                     ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                                  $   883,067
   Current portion of long-term debt                                                     517,910
   Other current liabilities                                                             115,662
                                                                                     -----------

     Total current liabilities                                                         1,516,639

Long-term debt, net of discounts                                                       3,568,524
                                                                                     -----------

     Total liabilities                                                                 5,085,163
                                                                                     -----------

Redeemable convertible preferred stock, $0.0001 par value, 4,590,647 shares authorized; 4,485,047 shares issued and outstanding;
   aggregate liquidation preference of $11,212,617                                     6,180,352
                                                                                     -----------

Stockholders' deficit:
   Common stock, $0.0001 par value, 35,000,000 shares authorized;
     4,574,500 shares issued and outstanding                                                 457
   Additional capital                                                                  1,535,844
   Unearned stock-based compensation                                                  (1,457,628)
   Loans issued for purchase of common stock                                              (1,414)
   Deficit accumulated during development stage                                       (5,888,622)
                                                                                     -----------

     Total stockholders' deficit                                                      (5,811,363)
                                                                                     -----------

     Total liabilities and stockholders' deficit                                     $ 5,454,152
                                                                                     ===========

    The accompanying notes are an integral part of the financial statements.

                                 IMARK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS

       PERIOD FROM JANUARY 28, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999


Revenues                                                      $     1,400

Operating costs:
     Research and development                                     861,286
     Sales and marketing                                        2,905,027
     General and administrative                                 2,020,517
                                                              -----------

Total operating costs                                           5,786,830
                                                              -----------

          Operating loss                                       (5,785,430)

Interest income                                                    84,984
Interest expense                                                 (188,176)
                                                              -----------

          Net loss from development stage activities          $(5,888,622)
                                                              ===========





    The accompanying notes are an integral part of the financial statements.

                                 IMARK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENT OF STOCKHOLDERS' DEFICIT

       PERIOD FROM JANUARY 28, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999


                                                                                                          Deficit
                                                                                                        Accumulated
                                      Shares of                            Unearned      Loans Issued    During the        Total
                                       Common     Common   Additional    Stock-based     for Purchase   Development    Stockholders'
                                        Stock     Stock      Capital     Compensation  of Common Stock      Stage         Deficit
                                      ----------------------------------------------------------------------------------------------
Balance at January 28, 1999
   (inception)                               --    $ --    $       --    $        --      $    --       $        --    $        --

Issuance of common stock for cash     4,574,500     457        19,735             --       (1,414)               --         18,778

Unearned stock-based compensation,
   Net of amortization of $58,481            --      --     1,516,109     (1,457,628)          --                --         58,481

Net loss from development stage
   activities                                --      --            --             --           --        (5,888,622)    (5,888,622)
                                      ----------------------------------------------------------------------------------------------

Balance at December 31, 1999          4,574,500    $457    $1,535,844    $(1,457,628)     $(1,414)      $(5,888,622)   $(5,811,363)
                                      ==============================================================================================

    The accompanying notes are an integral part of the financial statements.

                                 IMARK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS

       PERIOD FROM JANUARY 28, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999

Cash flows from operating activities:
   Net loss from development stage activities                                              $(5,888,622)
   Adjustments to reconcile net loss to net cash
         used in operating activities:
      Depreciation                                                                              87,689
      Non-cash interest expense                                                                139,348
      Amortization of stock-based compensation                                                  58,481
   Cash (used in) provided by changes in:
      Accounts receivable                                                                       (1,538)
      Other current assets                                                                    (582,033)
      Other assets                                                                             (50,429)
      Accounts payable                                                                         883,067
      Other current liabilities                                                                115,662
                                                                                           -----------

           Net cash used in operating activities                                            (5,238,375)
                                                                                           -----------

Cash flows from investing activities:
   Capital expenditures                                                                     (1,214,547)
                                                                                           -----------

           Net cash used in investing activities                                            (1,214,547)
                                                                                           -----------

Cash flows from financing activities:
   Proceeds from long-term debt and notes payable                                            5,204,648
   Debt issuance costs                                                                         (50,000)
   Proceeds from issuance of redeemable convertible preferred stock, net                     4,972,790
   Proceeds from issuance of common stock, net                                                  18,778
                                                                                           -----------

           Net cash provided by financing activities                                        10,146,216
                                                                                           -----------

Net change in cash and cash equivalents                                                      3,693,294
Cash and cash equivalents at beginning of period                                                    --
                                                                                           -----------

Cash and cash equivalents at end of period                                                 $ 3,693,294
                                                                                           ===========

Supplemental disclosure:
     Cash paid for interest                                                                $    40,163
                                                                                           ===========

Supplemental disclosure of non-cash financing activities:
     Conversion of notes payable to redeemable convertible preferred stock                 $   600,000
                                                                                           ===========
     Issuance of redeemable convertible preferred stock warrants in connection with
         long-term debt                                                                    $   481,216
                                                                                           ===========


    The accompanying notes are an integral part of the financial statements.

                                 IMARK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1. DESCRIPTION OF BUSINESS

     iMark.com, Inc. (a development stage company) was incorporated in Delaware on January 28, 1999 for the purpose of providing a business-to-business online marketplace for surplus equipment and inventory. Since its inception, iMark.com, Inc. ("iMark.com" or the "Company") has devoted its efforts primarily to creating its website, developing markets for its services and raising capital. As such, iMark.com is considered a development stage company.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     The Company considers all unrestricted, highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repairs and maintenance expenditures, which are not considered improvements and do not extend the useful life of the property and equipment, are expensed as incurred.

  DEFERRED FINANCING COSTS

     Deferred financing costs are amortized into interest expense over the life of the related financing instruments.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The carrying values of long-lived assets are evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying assets. Adjustments are made if the sum of the expected future net cash flows is less than the carrying value.

  REVENUE RECOGNITION

     The Company recognizes revenue primarily from fees charged for transactions conducted between a buyer and seller on the Company's website. Transaction fees are recorded when persuasive evidence of an agreement exists, the fee is fixed and determinable, the buyer and seller have consummated their transaction and collectibility is probable. Amounts billed and/or collected in excess of revenue earned are recorded as deferred revenue.

                                 IMARK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred, and include costs to enhance and maintain the Company's website, which is used to conduct transactions on the Internet.

  ADVERTISING COSTS

     Advertising costs represent the costs of both media advertising and direct-mail promotions. Media advertising costs are expensed at the time the advertisement is first published, while direct-mail promotion costs are expensed as the materials are mailed. Advertising expenses were $1,740,000 for the period from January 28, 1999 (inception) through December 31, 1999. As of December 31, 1999, the Company had prepaid advertising costs of $234,000 representing advertising costs for which first publishing had not occurred. No direct-mail promotion costs were recorded as assets as of December 31, 1999.

  STOCK-BASED COMPENSATION

     The Company accounts for the grant of stock options to employees in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 gives companies the option to adopt the fair value method for expense recognition of employee stock options or to continue to account for employee stock options using the intrinsic value method, as outlined under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has elected to continue to apply the intrinsic value method to account for employee stock options and discloses the pro forma effect as if the fair value method had been applied in
Note 8. The Company records deferred stock compensation for stock options granted at exercise prices less than fair value. Such deferred stock compensation is amortized on an accelerated basis over the vesting period of each individual award in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 28.

  INCOME TAXES

     Deferred income taxes are recorded using the liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  COMPREHENSIVE INCOME (LOSS)

     There are no differences between net loss and comprehensive loss for the period from January 28, 1999 (inception) through December 31, 1999.

                                 IMARK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, which is effective, as amended, for all quarters in fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. As the Company does not currently engage in derivative or hedging activities, the adoption of this standard is not expected to have a significant impact on the Company's financial statements.


NOTE 3. PROPERTY AND EQUIPMENT

     Property and equipment (and their related useful lives) consisted of the following at December 31, 1999:

     Computer hardware (5 years)                         $  713,666
     Computer software (3 years)                            496,588
     Furniture and fixtures (5 years)                         4,293
                                                         ----------

                                                          1,214,547

     Less accumulated depreciation                           87,689
                                                         ----------

                                                         $1,126,858
                                                         ==========


NOTE 4. LONG-TERM DEBT

     In March and April 1999, the Company borrowed $600,000 in convertible subordinated notes payable from certain investors. In May 1999, all principal and related accrued interest payable outstanding under the notes was converted into 485,047 shares of Series A preferred stock. In addition, the investors received warrants to purchase 105,600 shares of redeemable convertible preferred stock at $1.25 per share. The warrants expire in July 2003. The Company recorded the warrant value of $126,000 as interest expense with a corresponding increase in the carrying value of the redeemable convertible preferred stock. The value of the warrant was determined using the Black-Scholes pricing model, an estimated volatility of 198%, a risk-free interest rate of 5.63%, an expected life of four years and a dividend rate of 0%.

                                 IMARK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     In December 1999, the Company borrowed $4,000,000 from a bank under a subordinated loan agreement. Amounts outstanding under the loan agreement bore interest at 11.0% and were due in monthly payments beginning in January 2000 and ending in December 2002. The loan agreement was collateralized by all of the assets of the Company. In connection with the loan agreement, the lender had the right to purchase up to $1,000,000 of the Company's preferred stock. If the Company had closed its next sale of preferred stock prior to May 31, 2000, the purchase price of the stock to be purchased by the lender would have been 70% of the price paid by other investors; otherwise, the purchase price of the stock would have been $1.25 per share. This purchase right, valued at $429,000, was recorded as a discount on debt with a corresponding increase in the carrying value of the preferred stock when the loan agreement was executed. Amortization of the debt discount was $12,000 during the period ended December 31, 1999. Additionally, the lender had the right to purchase $500,000 of equity at an undiscounted price if and when the next equity-financing event occurred. The loan agreement required obtaining the lender's consent prior to paying any cash dividends.

     In December 1999, the Company borrowed $605,000 under a $1,000,000 loan facility to finance computer hardware and software equipment. This debt bears interest at an effective interest rate of 12.9% per annum, is payable in 48 installments of $14,806 per month with a balloon interest payment of $91,000 at maturity, and is secured by the computer equipment purchased. In connection with this facility, the Company agreed to grant the lender a warrant to purchase up to $55,000 worth of the Company's preferred stock. The timing of the next equity-financing event will determine the number and price of shares and may result in a share price less than fair value. The Company recorded the warrant value of $53,000 as a discount on debt with a corresponding increase in the carrying value of the preferred stock when the loan agreement was executed. The value of the warrant was determined using the Black-Scholes pricing model, an estimated volatility of 198%, a risk-free interest rate of 5.63%, an expected life of four years and a dividend rate of 0%. Additionally, the lender had the right to purchase $250,000 of equity at an undiscounted price if and when the next equity-financing event occurs.

     Scheduled maturities of debt, exclusive of amounts representing discounts on debt, for each of the years ending December 31 are as follows:

      2000                                    $  517,910
      2001                                     1,846,964
      2002                                     2,055,976
      2003                                       169,089
      2004                                        14,709
                                              ----------

                                              $4,604,648
                                              ==========


NOTE 5. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In July 1999, the Company completed an offering of 4,000,000 shares of Series A preferred stock at $1.25 per share. Each share of Series A preferred stock is convertible into common stock on a one-for-one basis. Conversion is automatic upon the closing of an initial public offering of common stock with gross proceeds to the Company of at least $15,000,000 and with a minimum pre-money valuation of the Company of $60,000,000.

                                 IMARK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     Holders of Series A preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred stock is convertible. Holders of Series A preferred stock are entitled to receive, when and as declared by the board of directors, non-cumulative dividends at the annual rate of $0.10 per share, payable in preference and priority to any payment of a dividend on common stock.

     In the event of liquidation, the holders of Series A preferred stock are entitled to a liquidation preference equal to $1.25 per share plus all declared but unpaid dividends for each outstanding share. Any remaining assets shall be distributed on a pro rata basis to both common and preferred stockholders until aggregate distributions on the Series A preferred stock total $2.50 per share. Any remaining assets shall be distributed among the holders of the common stock.

     At any time after May 28, 2007, the holders of not less than 50% of the preferred stock then outstanding may elect to have the outstanding Series A preferred stock partially or fully redeemed. The redemption amount is payable in cash in an amount equal to $1.25 per share (appropriately adjusted for any dilution) plus any declared and unpaid dividends on the outstanding shares of Series A preferred stock.


NOTE 6. INCOME TAXES

     The Company had no income tax provision for the period from January 28, 1999 (inception) to December 31, 1999 since the Company had a net taxable loss in the period. At December 31, 1999, the Company had federal net operating loss carryforwards of approximately $5,721,000, which expire in 2019. Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Deferred tax assets and liabilities consisted of the following at December 31, 1999:


     Net operating losses                                         $ 2,116,838
     Deferred stock-based expense                                      21,638
     Depreciation                                                     (13,750)
                                                                  -----------

     Net deferred tax asset                                         2,124,726
     Less valuation allowance                                      (2,124,726)
                                                                  -----------

                                                                  $        --
                                                                  ===========

     In assessing the realizability of net deferred tax assets, management considers whether it is more likely than not that some portion of the net deferred tax assets will not be realized. The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management has established a full valuation allowance against the net deferred tax assets at December 31, 1999 since the realization of these assets in future periods is uncertain.

                                 IMARK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 7. COMMITMENTS AND CONTINGENCIES

     The Company leases its office facilities under an operating lease. Rent expense for the period from January 28, 1999 (inception) through December 31, 1999 was approximately $224,000. Future minimum payments under this operating lease as of December 31, 1999 are as follows:

     2000                                                   $528,000
     2001                                                    542,000
     2002                                                    361,000


NOTE 8. STOCKHOLDERS' EQUITY

  COMMON STOCK

     In March 1999, the Company issued 3,820,000 shares of common stock to the two founders of the Company, 75% of which shares are subject to a repurchase right at the option of the Company. One quarter of such repurchase right expired in March 2000, and the remainder expires ratably over the subsequent 36 months. Upon termination of employment, any unvested shares may be repurchased by the Company at the issuance price. As of December 31, 1999, 2,865,000 of these shares remained subject to repurchase.

     As of December 31, 1999, the Company had reserved 1,550,500 shares of common stock for issuance under its 1999 Stock Option Plan, 149,600 shares of common stock for issuance pursuant to outstanding warrants, and 4,590,647 shares of common stock for issuance upon the conversion of the Series A preferred stock.

  1999 STOCK OPTION PLAN

     During 1999, the Company adopted the 1999 Stock Option Plan. Under the 1999 Stock Option Plan, options to purchase up to 2,085,000 shares of the Company's common stock may be granted to eligible participants at exercise prices determined by the Board of Directors. Stock options granted under the 1999 Stock Option Plan are immediately exercisable and vest in accordance with a vesting schedule, not to exceed 10 years. On January 12, 2000, the Company increased the total number of shares available for option grants under the 1999 Stock Option Plan from 2,085,000 shares to 4,261,479 shares. Activity in 1999 under the 1999 Stock Option Plan was as follows:

                                               SHARES                        EXERCISE       WEIGHTED-
                                           AVAILABLE FOR     OPTIONS        PRICE PER       AVERAGE
                                               GRANT       OUTSTANDING         SHARE     EXERCISE PRICE
                                            -----------------------------------------------------------

Balance at January 28, 1999 (inception)             --              --          --             --
   Shares authorized                         2,085,000              --          --             --
   Options granted                          (1,696,801)      1,696,801      $0.01-$0.13      $0.08
   Options exercised                                --        (534,500)     $0.02-$0.13      $0.03
                                            --------------------------
Balance at December 31, 1999                   388,199       1,162,301      $0.02-$0.13      $0.11
                                            ==========================

                                 IMARK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     Certain unvested options have been exercised and are subject to repurchase by the Company until such shares vest. As of December 31, 1999, 529,500 shares were subject to right of repurchase at prices ranging from $0.02 to $0.13 per share. The weighted-average remaining contractual life of the options outstanding as of December 31, 1999 was 9.5 years.

     Included in the 1999 Stock Option Plan activity are grants of 60,000 stock options to three of the Company's advisors. The Company also issued, outside of the 1999 Stock Option Plan, 40,000 shares of restricted stock to two additional Company advisors. The instruments issued to the Company's advisors vest over 36 months. At December 31, 1999, approximately 77,600 of these options and shares remained unvested. The Company recorded stock compensation of approximately $25,000 in 1999 on these grants. Also included in the 1999 Stock Option Plan activity are stock options for 85,500 shares of common stock that were granted to three consultants to the Company and vested immediately. The Company recorded stock compensation of approximately $10,000 in 1999 in connection with these grants. The value of the stock options and restricted stock was determined using the Black-Scholes pricing model, an estimated volatility of 198%, a risk-free interest rate of 5.63%, an expected life of three years and a dividend rate of 0%.

     In connection with certain options to purchase common stock granted to an employee in December 1999, the Company recorded deferred compensation of $1,234,000. This amount represents the difference between the exercise price and the deemed fair value of the Company's common stock at the time of such grant, which were $0.13 per share and $4.74 per share, respectively.

     The Company's pro forma net loss, assuming that the Company had recorded compensation for the fair value of employee stock option grants in accordance with SFAS No. 123, was $5,891,000. The fair value of options granted was estimated at the date of grant using the minimum value method option pricing model with the following assumptions: a risk-free interest rate of 5.63%, an expected life of three years and a dividend rate of 0%. The weighted-average fair value of options granted to employees during 1999 was $0.81 per share.

  EQUITY INSTRUMENTS GRANTED TO CONSULTANTS

     During 1999, the Company granted 120,000 shares of restricted stock to three consultants. These instruments vest over 12 months. As of December 31, 1999, 26,400 of these shares were subject to a right of repurchase at prices ranging from $0.01 to $0.02 per share. The Company recorded stock compensation of $24,000 in 1999 as a result of these grants. The value of the restricted stock was determined using the Black-Scholes pricing model, an estimated volatility of 198%, a risk-free interest rate of 5.63%, an expected life of three years and a dividend rate of 0%.


NOTE 9. RELATED PARTY TRANSACTION

     In 1999, the Company paid approximately $76,000 for legal services to a law firm that is also a stockholder in the Company.

                                 IMARK.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 10. EMPLOYEE BENEFIT PLAN

     During 1999 the Company established a defined contribution retirement plan qualifying under Section 401(k) of the Internal Revenue Code. The Company made no contributions to the plan during the period ended December 31, 1999.

NOTE 11. SUBSEQUENT EVENTS

     In January 2000, the Company issued to an investor a $1,000,000 convertible note and a warrant to purchase up to $200,000 worth of preferred stock of the Company, in exchange for $1,000,000 in cash.

     In March 2000, the Company was sold to FreeMarkets, Inc. Under the terms of the agreement, all outstanding shares and options were exchanged for 1,750,000 shares of common stock and options of FreeMarkets, Inc. The acquisition was accounted for as a purchase business combination.

            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information of FreeMarkets, Inc. and Subsidiaries (the "Company") has been prepared to give effect to the acquisition of iMark.com, Inc. ("iMark"), as discussed more fully below.

     The acquisition of iMark was accounted for using the purchase method of accounting pursuant to which the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values.

     The pro forma adjustments presented are based upon available information and include certain assumptions and adjustments that the Company believes are reasonable under the circumstances. These adjustments are directly attributable to the transaction referenced above and are expected to have a continuing impact on the Company's business, results of operations and financial condition.

     The historical condensed consolidated balance sheet of the Company as of December 31, 1999 and the historical condensed consolidated statement of operations of the Company for the year ended December 31, 1999 were derived from the audited consolidated financial statements of the Company included in its 1999 Annual Report on Form 10-K.

     The historical condensed balance sheet of iMark as of December 31, 1999 and the historical condensed statement of operations of iMark for the period from January 28, 1999 (inception) through December 31, 1999 was derived from the audited financial statements of iMark included elsewhere herein.

     The unaudited pro forma condensed consolidated balance sheet of the Company as of December 31, 1999 gives effect to the acquisition of iMark as if it occurred on December 31, 1999. The unaudited pro forma condensed consolidated statement of operations of the Company for the year ended December 31, 1999 gives effect to the acquisition of iMark as if it occurred on January 1, 1999.

     The unaudited pro forma financial information and related notes are provided for informational purposes only and (i) do not necessarily reflect the financial condition or results of operations of the Company that would have actually resulted had the acquisition referred to above been consummated as of the dates indicated; (ii) are not intended to project the Company's financial condition or results of operations for any future period; and (iii) with respect to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999, do not reflect the estimated effect of a non-recurring income statement charge of $7.4 million resulting from the write-off of in-process research and development associated with the acquisition of iMark.

     The unaudited pro forma financial information should be read in conjunction with the section of the Company's 1999 Annual Report on Form 10-K entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and notes thereto as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 also included in the Company's 1999 Annual Report on Form 10-K.

                       FREEMARKETS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 1999


                                              FreeMarkets, Inc.                                            FreeMarkets, Inc.
                                              and Subsidiaries    iMark.com, Inc.                          and Subsidiaries
                                                 Historical         Historical         Adjustments            Pro Forma
                                               -----------------------------------------------------------------------------

Cash and cash equivalents                      $177,204,143        $ 3,693,294         $         --         $180,897,437
Short-term investments                           33,040,205                 --                   --           33,040,205
Accounts receivable, net                          6,887,270              1,538                   --            6,888,808
                                                  1,441,111            582,033                   --            2,023,144
                                               ------------        -----------         ------------         ------------
    Total current assets                        218,572,729          4,276,865                   --          222,849,594

Property and equipment, net                      12,114,672          1,126,858                   --           13,241,530
Other assets, net                                   966,680             50,429          332,309,908 A        333,327,017
                                               ------------        -----------         ------------         ------------

    Total assets                               $231,654,081        $ 5,454,152         $332,309,908         $569,418,141
                                               ============        ===========         ============         ============

Accounts payable                               $  4,763,795        $   883,067         $         --         $  5,646,862
Other current liabilities                         3,458,872            115,662            6,000,000 B          9,574,534
Current portion of long-term debt                 1,499,962            517,910                   --            2,017,872
                                               ------------        -----------         ------------         ------------
    Total current liabilities                     9,722,629          1,516,639            6,000,000           17,239,268

Long-term debt                                    3,277,716          3,568,524             (573,000)C          6,273,240
                                               ------------        -----------         ------------         ------------

    Total liabilities                            13,000,345          5,085,163            5,427,000           23,512,508

Redeemable convertible preferred stock                   --          6,180,352           (6,180,352)D                 --


Stockholders' equity                            218,653,736         (5,811,363)         333,063,260 E        545,905,633
                                               ------------        -----------         ------------         ------------


    Total liabilities and stockholders'
       equity                                  $231,654,081        $ 5,454,152         $332,309,908         $569,418,141
                                               ============        ===========         ============         ============


     See notes to unaudited pro forma condensed consolidated balance sheet.

                       FREEMARKETS, INC. AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

A The acquisition of iMark is to be accounted for as a purchase business combination. The purchase price was $339.6 million, consisting of the issuance of 1,556,007 shares of the Company's common stock valued at $296.6 million, the issuance of 193,993 options to purchase the Company's common stock with a fair value of $37.0 million upon assumption of iMark options and estimated transaction costs of $6.0 million. The purchase price was calculated based on the average closing price per share of the Company's common stock from March 14, 2000 through March 16, 2000 of $190.625. The fair value of the assumed options is calculated using a Black-Scholes pricing model. For purposes of the unaudited pro forma condensed consolidated financial information, the purchase price allocation is as follows:

     Issuance of stock                                           $296,613,834
     Fair value of options                                         36,979,916
     Estimated transaction costs                                    6,000,000
                                                                 ------------
       Purchase price                                             339,593,750
     Excess fair value of liabilities assumed over assets
       acquired (including $482,000 increase in the fair
       value of long-term debt)                                       113,011
                                                                 ------------
                                                                 $339,706,761
                                                                 ============


     Goodwill                                                    $329,891,983
     Developed technology                                           2,417,925
                                                                 ------------
       Subtotal                                                   332,309,908
     In-process research and development                            7,396,853
                                                                 ------------
                                                                 $339,706,761
                                                                 ============

B Represents estimated transaction costs of $6.0 million associated with the acquisition of iMark.

C Assumes the issuance of 157,596 shares of iMark in exchange for a $1.1 million reduction in the outstanding balance of long-term debt. This issuance is subject to the terms of an existing iMark debt agreement. At the time the debt was issued by iMark, the value of this equity feature was recorded as a discount on the long-term debt. Partially offsetting this decrease is an increase in the fair value of the long-term debt of $482,000.

D Represents the conversion of 4,485,047 shares of iMark redeemable convertible preferred stock into iMark common stock at a conversion ratio of one-to-one immediately prior to the acquisition.

E Represents the issuance of 1,556,007 shares of the Company's common stock at $190.625 per share and the issuance of 193,993 options to purchase the Company's common stock with a fair value of $37.0 million, upon assumption of iMark options, discussed in (A) above, the issuance of 157,596 shares of iMark to the holder of long-term debt discussed in (C) above, the conversion of iMark convertible preferred stock discussed in (D) above, the elimination of the stockholders' equity of iMark (adjusted for the conversion of iMark redeemable convertible preferred) and the write-off of $7.4 million of estimated in-process research and development associated with the acquisition.

     Issuance of stock                                      $296,613,834
     Fair value of options                                    36,979,916
                                                            ------------
                                                             333,593,750

     Additional investment discussed in (C) above              1,055,000
     Conversion of iMark convertible preferred stock           6,180,352
     Elimination of iMark stockholders' equity                  (368,989)
     In-process research and development                      (7,396,853)
                                                            ------------
                                                            $333,063,260
                                                            ============

                       FREEMARKETS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                         FreeMarkets, Inc.                                                     FreeMarkets, Inc.
                                         and Subsidiaries       iMark.com, Inc.                                and Subsidiaries
                                             Historical            Historical             Adjustments              Pro Forma
                                          -----------------------------------------------------------------------------------------

Revenues                                   $ 20,880,024           $     1,400           $          --           $  20,881,424
Cost of revenues                             12,166,097                    --                      --              12,166,097
                                           ------------           -----------           -------------           -------------

    Gross profit                              8,713,927                 1,400                      --               8,715,327

Operating costs:
  Research and development                    4,912,672               861,286                      --               5,773,958
  Sales and marketing                        11,938,960             2,905,027                      --              14,843,987
  General and administrative                  9,316,266             2,020,517                      --              11,336,783
  Goodwill and other amortization                    --                    --             110,769,969 A           110,769,969
  Stock-based expense                         5,200,321                    --                      --               5,200,321
                                           ------------           -----------           -------------           -------------

Total operating costs                        31,368,219             5,786,830             110,769,969             147,925,018
                                           ------------           -----------           -------------           -------------

    Operating loss                          (22,654,292)           (5,785,430)           (110,769,969)           (139,209,691)


Other income, net                               832,883              (103,192)                 25,105 B               754,796
                                           ------------           -----------           -------------           -------------

Net loss                                   $(21,821,409)          $(5,888,622)          $(110,744,864)          $(138,454,895)
                                           =============          ===========           =============           =============

Earnings per share:
  Basic and diluted                        $      (1.46)                                                        $       (8.41) D
                                           ------------                                                         -------------
  Weighted average shares outstanding        14,914,189                                                            16,470,196  D

Pro forma earnings per share:
  Basic and diluted                        $      (0.79) C                                                      $       (4.73) D
                                           -------------                                                        -------------
  Weighted average shares outstanding        27,717,073  C                                                         29,273,080  D
                                           -------------                                                        -------------

See notes to unaudited pro forma condensed consolidated statement of operations.

                       FREEMARKETS, INC. AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


A Represents the amortization of goodwill and developed technology resulting from the acquisition of iMark over a period of three years.

B Represents the elimination of $12,000 of interest expense related to the amortization of discounts associated with a beneficial conversion feature and a stock purchase warrant and a reduction in interest expense of $13,000 attributable to the differential between Company's borrowing rate of 9.25% compared to iMark's borrowing rate and the decrease in the outstanding principal amount of $1.1 million due to the issuance of 157,596 shares of iMark described elsewhere herein.

C Pro forma earnings per share included in the Company's historical statement of operations for the year ended December 31, 1999 is computed using the weighted average shares outstanding including the conversion of the Company's convertible preferred stock as of January 1, 1999 or when issued if later. All of the Company's outstanding convertible preferred stock converted into common stock at a ratio of one-to-one in connection with the Company's initial public offering completed in December 1999.

D Represents the Company's historical and pro forma earnings per share adjusted for the issuance of 1,556,007 shares in connection with the acquisition of iMark.

                                    SIGNATURE

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pittsburgh, Commonwealth of Pennsylvania on June 5, 2000.


                                 FREEMARKETS, INC.



                                 /s/ JOAN S. HOOPER
                                 ------------------------------------
                                 JOAN S. HOOPER
                                 Chief Financial Officer
                                 (Principal Financial and Accounting Officer)